EXHIBIT 99.1

Flowers Foods Declares Dividend And Amends Shareholder Rights Plan

THOMASVILLE, GA—The board of directors of Flowers Foods (NYSE: FLO) today declared a dividend of $.05 per share on the company’s common stock payable on December 13, 2002, to shareholders of record on November 29, 2002. In separate action, the board approved an amendment to the company’s shareholder rights agreement.

Commenting on the dividend, Amos R. McMullian, chairman of the board and chief executive officer, said, “Since Flowers Foods’ spin off in March 2001, we have increased cash flow, reduced debt, and created value for our shareholders. I am pleased that our board felt we have made sufficient operational and financial progress over the past six quarters to initiate a dividend. As was evident in our previous company, Flowers Industries, which had almost 30 years of quarterly dividends, we believe that a dividend is one of the appropriate methods of rewarding shareholders for their investment in the company. We believe the dividend, coupled with our operational and financial improvements, will continue to increase shareholder returns over the long term.”

The amendment to Flowers Foods’ shareholder rights plan will allow certain investors, including existing investors and qualified institutional investors, to beneficially own up to 20% of the company’s outstanding common stock. Previously, the rights agreement limited all shareholders to less than 15% of the outstanding shares. According to McMullian, “The action to amend our rights plan was taken based on our board’s conclusion that it is in the best interests of the company and its shareholders to encourage greater investment in our company while preserving the ability of the board to perform their fiduciary responsibilities for the company and its shareholders.”

“Both actions we’re announcing today were taken in consideration of shareholder requests, but are also consistent with the best interest of Flowers Foods going forward,” McMullian said. “We believe these actions will encourage investment in the company.”

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail, foodservice, in-store bakery, institutional, and vend customers. Flowers’ products are sold under such brands as Mrs. Smith’s, Nature’s Own, and Cobblestone Mill.

Statements contained in this document that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based upon current expectations and are subject to risks and uncertainties that could cause our actual results to differ from those projected, and the company undertakes no obligation to update such statements. Factors that may cause our actual results to differ from the forward-looking statements and that may affect the company’s prospects include, but are not limited to, changes in general economic and industry-specific business conditions, changes in laws and regulations, tax rates or accounting standards in the company’s markets, the successful execution of our business strategy, the company’s ability to recover its raw materials costs in the pricing of its products, actions of competitors, our ability to operate our manufacturing lines on schedule, and the extent to which the company is able to develop new products and markets for its products, as well as such other factors as described in the company’s filings from time to time with the Securities and Exchange Commission.

Company Contacts:

Marta Turner
Vice President of Communications and Investor Relations
229/227-2348